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                                                                 Exhibit 99.1


December 30, 1996

Immediately

David A. Fausch, Corporate Public Relations, (617) 421-7765
Everett R. Howe, Corporate Investor Relations, (617) 421-7750


GILLETTE-DURACELL MERGER APPROVED


BOSTON ... The Gillette Company and Duracell International Inc. announced that at special meetings of the two companies held today, stockholders took the necessary actions to allow the previously announced merger transaction to be completed.

Upon the merger, each outstanding share of Duracell common stock will be converted into 0.904 of one share of Gillette common stock and Duracell stock options will become options on Gillette common stock on the same basis.

The merger is set to become effective at the close of business on December 31, 1996.

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